EXHIBIT B
Execution Copy

SHARE SUBSCRIPTION AGREEMENT

Between
SINA CORPORATION
and
NEW-WAVE INVESTMENT HOLDING COMPANY LIMITED
Dated as of September 22, 2009

i

ii

          This Share Subscription Agreement (this “Agreement”) is dated as of September 22, 2009, between SINA Corporation, a Cayman Islands corporation (the “Company”), and New-Wave Investment Holding Company Limited, a British Virgin Islands corporation (the “Purchaser”).
BACKGROUND
          The Company wishes to issue and sell to the Purchaser, and the Purchaser wishes to subscribe for and purchase from the Company, ordinary shares of the Company, par value $0.133 per share (the “Ordinary Shares”), upon the terms and subject to the conditions set forth herein.
          Concurrently herewith, the parties hereto are executing and delivering a Registration Rights Agreement in the form attached hereto as Exhibit A (as amended, modified, restated or supplemented from time to time, the “Registration Rights Agreement”), pursuant to which, among other things, the Company agrees to provide certain registration rights with respect to the Ordinary Shares under the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder (the “Securities Act”).
          In consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Company and the Purchaser hereby agree as follows:
ARTICLE I
DEFINITIONS
          SECTION 1.01. Certain Defined Terms. For purposes of this Agreement:
          “Action” means any claim, complaint, action, suit, arbitration, litigation, inquiry, proceeding or investigation by or before any Governmental Authority.
          “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
          “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the city of Beijing, Shanghai, Hong Kong, Washington D.C. or New York.
          “Company’s Knowledge”, “Knowledge of the Company” or similar terms used in this Agreement mean the actual knowledge of the Persons listed in Exhibit 1.01(b) as of the date of this Agreement.
          “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract, credit arrangement or otherwise.
          “Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien or encumbrance, other than any licenses of Intellectual Property.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.
          “GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.
          “Governmental Authority” means any federal, national, supranational, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.
          “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
          “Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).
          “Material Adverse Effect” means any circumstance, change in or effect on the Company and the Subsidiaries that is materially adverse to the consolidated results of operations or the consolidated financial condition of the Company and the Subsidiaries, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a breach of a representation, warranty, covenant or agreement that is qualified by the term “Material Adverse Effect”: (a) events, circumstances, changes or effects that generally affect the industries in which the Company and the Subsidiaries operate (including legal and regulatory changes), (b) general economic or political conditions or events, circumstances, changes or effects affecting the securities markets generally, (c) any adverse effect resulting from any change in GAAP or any applicable Law or agency requirements of any Governmental Authority, or regulatory requirements, in each case, proposed, adopted or enacted after the date hereof, or the interpretation or enforcement thereof, (d) changes arising from the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement, (e) any changes in the price or trading volume of the Ordinary Shares on the NASDAQ Global Select Market, (f) the public announcement or pendency of the transactions contemplated hereby, (g) the failure of the Company to meet internal or analysts’ expectations or projections with respect to its business, (h) any circumstance, change or effect that results from any action taken pursuant to or in accordance with this Agreement or at request of the Purchaser and (i) changes caused by a material worsening of current conditions caused by any natural disasters, acts of terrorism, hostilities or war (whether or not declared) occurring after the date hereof.
          “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

          “Purchaser Note” means the $99,000,000 principal amount of zero-coupon, convertible, subordinated notes due 2023 issued by the Company.
          “Subscription Shares” means the number of the Ordinary Shares equal to the quotient of (a) $180,000,000 divided by (b) the average closing price of the Ordinary Shares on each of the twenty (20) consecutive trading days occurring immediately prior to (but not including) the date hereof.
          “Subsidiaries” means, with respect to the Company, a corporation, partnership, limited liability company, joint venture or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, directly or indirectly, through one or more intermediaries (including, without limitation, other Subsidiaries), or both, by the Company.
          SECTION 1.02. Definitions. The following terms have the meanings set forth in the Sections set forth below:

Definition	Location

“Agreement”	Preamble
“Closing”	2.02
“Closing Date”	2.02
“Company”	Preamble
“Ordinary Shares”	Recitals
“Purchaser”	Preamble
“Purchaser Option”	3.02
“Restriction Share Unit”	3.02
“Registration Rights Agreement”	Recitals
“SEC”	Preamble to Article III
“SEC Documents”	Preamble to Article III
“Securities Act”	Recitals
“Subscription Price”	2.01
     SECTION 1.03. Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:
     (a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;
     (b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

     (c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;
     (d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;
     (e) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;
     (f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;
     (g) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;
     (h) references to a Person are also to its successors and permitted assigns; and
     (i) the use of “or” is not intended to be exclusive unless expressly indicated otherwise.
ARTICLE II
SUBSCRIPTION
          SECTION 2.01. Subscription of the Ordinary Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Company shall issue to the Purchaser, and the Purchaser shall subscribe from the Company, the Subscription Shares at the subscription price of $180,000,000 (the “Subscription Price”).
          SECTION 2.02. Closing. Subject to the terms and conditions of this Agreement, the issuance, sale and subscription of the Subscription Shares contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at the offices of the Company at 20/F Beijing Ideal International Plaza, No. 58 Northwest 4th Ring Road, Haidian District, Beijing, 100080, People’s Republic of China at 10:00 a.m. Beijing time on the fifth Business Day following the satisfaction or waiver of the conditions to the obligations of the parties hereto set forth in Section 6.01 and Section 6.02 or at such other place or at such other time or on such other date as the Company and the Purchaser may mutually agree upon in writing (the date of the Closing, the “Closing Date”).
          SECTION 2.03. Closing Deliveries by the Company. At the Closing, the Company shall deliver or cause to be delivered to the Purchaser:
     (a) duly issued certificates evidencing the Subscription Shares, registered in the name of the Purchaser;

     (b) executed counterparts of the Registration Rights Agreement to which the Company is a party;
     (c) a receipt for the Subscription Price; and
     (d) a certificate of a duly authorized officer of the Company certifying as to the matters set forth in Section 6.02(a).
          SECTION 2.04. Closing Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to the Company:
     (a) the Subscription Price by wire transfer in immediately available funds to the bank account to be designated by the Company in a written notice to the Purchaser at least two (3) Business Days before the Closing;
     (b) executed counterparts of the Registration Rights Agreement to which the Purchaser is a party; and
     (c) a certificate of a duly authorized officer of the Purchaser certifying as to the matters set forth in Section 6.01(a).
ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY
          As an inducement to the Purchaser to enter into this Agreement, the Company hereby represents and warrants to the Purchaser as of the date of this Agreement and as of the Closing Date (except for those representations and warranties made as of a specific date or time) that, except as set forth in any forms, reports and documents filed or furnished by the Company with the Securities and Exchange Commission (the “SEC”) under the Exchange Act (such documents, as supplemented and amended since the times of filing, collectively, the “SEC Documents”) filed prior to the date of this Agreement (and without regard to any amendment thereto filed after the date of this Agreement) to the extent such information is reasonably apparent as pertaining to any section of this Article III:
          SECTION 3.01. Organization, Authority and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands and has all necessary corporate power and authority to enter into this Agreement and the Registration Rights Agreement, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not (a) adversely affect the ability of the Company to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Registration Rights Agreement, or (b) otherwise have a Material Adverse Effect. The execution and delivery of this Agreement and the Registration Rights Agreement by the Company, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Company and its stockholders. This Agreement has been, and upon its execution the Registration Rights Agreement shall have been, duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes, and upon its execution the Registration Rights Agreement shall constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.
          SECTION 3.02. Capitalization. The authorized capital of the Company consists of 150,000,000 Ordinary Shares. As of December 31, 2008, (i) 56,120,785 Ordinary Shares were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (ii) 2,834,542 Ordinary Shares were issuable upon the exercise of share options granted pursuant to the Company’s 2007 Share Incentive Plan and 1999 Stock Plan, respectively (the “Purchaser Options”) and (iii) 143,448 restricted share units of the Company were outstanding under the Purchaser’s 2007 Share Incentive Plan (the “Restricted Share Units”) and (iv) 3,838,697 Ordinary Shares are issuable upon the conversion of the Purchaser Note. None of the issued and outstanding Ordinary Shares were issued in violation of any preemptive rights. Except for the Purchaser Note, the Purchaser Options, the Restricted Share Units, there are no options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Ordinary Shares or obligating the Company to issue or sell any Ordinary Shares, or any other interest in, the Company. Other than the repurchase program announced on December 31, 2008, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Ordinary Shares or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. The Ordinary Shares constitute all of the issued and outstanding share capital of the Company. Upon consummation of the transactions contemplated by this Agreement, the Subscription Shares issued to the Purchaser will be duly authorized, validly issued, fully paid and nonassessable and free of any Encumbrances (other than those created by the Purchaser), except for any restrictions on transfer as set forth in this Agreement or imposed by applicable securities Laws. There are no voting trusts, shareholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Ordinary Shares.
          SECTION 3.03. No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 3.04 have been obtained, all filings and notifications listed in Section 3.04 have been made, and except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance of this Agreement and the Registration Rights Agreement by the Company do not and will not (a) violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar organizational documents) of the Company, (b) conflict with or violate any Law or Governmental Order applicable to the Company or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company is a party, except, in the case of clauses (b) and (c), as would not (i) materially and adversely affect the ability of the Company to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Registration Rights Agreement or (ii) otherwise have a Material Adverse Effect.
          SECTION 3.04. Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and the Registration Rights Agreement by the Company do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority, except (a) the filing with the SEC of one or more registration statements in accordance with the requirements of the Registration Rights Agreement, (b) filings required by applicable securities Laws, (c) the filings of any requisite notices and/or applications to the NASDAQ Global Select Market for the issuance and sale of the Subscription Shares and the listing of the Subscription Shares for trading or quotation in the time and manner required thereby, (d) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement and the Registration Rights Agreement and would not have a Material Adverse Effect or (e) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser or any of its Affiliates.
          SECTION 3.05. SEC Documents. Since December 31, 2005, the Company has filed or furnished all forms, reports, documents and other materials required to be filed by it with the SEC. As of the respective dates, or, if amended, as of the date of the last such amendment, the SEC Documents, including any financial statements or schedules included therein, (i) were prepared in all material respects in accordance with either the requirements of the Securities Act or the Exchange Act, as the case may be and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.
          SECTION 3.06. No Other Representations and Warranties. None of the Company or any other Person has made any representation or warranty, expressed or implied, as to the Company, the Subsidiaries, or their respective businesses, or the accuracy or completeness of any information regarding the Company, the Subsidiaries, or their respective businesses furnished or made available to the Purchaser and its representatives, except as expressly set forth in this Article III of this Agreement. The Purchaser has not relied on any representation or warranty from the Company or any other Person in determining to enter into this Agreement or the Registration Rights Agreement, except as expressly set forth in this Article III of this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE PURCHASER
     As an inducement to the Company to enter into this Agreement, the Purchaser hereby represents and warrants to the Company as of the date of this Agreement and as of the

Closing Date (except for those representations and warranties made as of a specific date or time) that:
          SECTION 4.01. Organization and Authority of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the British Virgin Islands and has all necessary corporate power and authority to enter into this Agreement and the Registration Rights Agreement to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Purchaser is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Registration Rights Agreement. The execution and delivery by the Purchaser of this Agreement and the Registration Rights Agreement to which it is a party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been, and upon its execution the Registration Rights Agreement to which the Purchaser is a party shall have been, duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes, and upon its execution the Registration Rights Agreement to which the Purchaser is a party shall constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms.
          SECTION 4.02. No Conflict. Except as may result from any facts or circumstances relating solely to the Company, the execution, delivery and performance of this Agreement and the Registration Rights Agreement by the Purchaser do not and will not (a) violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar organizational documents) of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or (c) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party, except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of the Purchaser to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Registration Rights Agreement.
          SECTION 4.03. Governmental Consents and Approvals. The execution, delivery and performance by the Purchaser of this Agreement and the Registration Rights Agreement to which the Purchaser is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority.
          SECTION 4.04. Absence of Litigation. There are no Action by or against the Purchaser is pending or, to the best knowledge of the Purchaser, threatened, which could affect the legality, validity or enforceability of this Agreement, the Registration Rights Agreement or the consummation of the transactions contemplated hereby or thereby.
          SECTION 4.05. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Registration Rights Agreement based upon arrangements made by or on behalf of the Purchaser.
          SECTION 4.06. Purchase Entirely for Own Account. This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Subscription Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same.
          SECTION 4.07. Restricted Securities. The Purchaser understands that the Subscription Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the shares for resale except as set forth in the Registration Rights Agreement. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.
          SECTION 4.08. Legends. The Purchaser understands that the Subscription Shares and any securities issued in respect of or exchange for the Subscription Shares, may bear one or all of the following legends:
          (a) “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SAID ACT OR AN EXEMPTION THEREFROM.”
          (b) Any legend required by the securities laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.
          SECTION 4.09. Accredited Investor. The Purchaser is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

ARTICLE V
ADDITIONAL AGREEMENTS
          SECTION 5.01. Listing Matters. (a) The Company shall promptly prepare and submit to The Nasdaq Stock Market, Inc. a listing application covering the Subscription Shares and shall use its reasonable efforts to obtain, prior to the Closing, approval for the listing of the Subscription Shares on the NASDAQ Global Select Market, subject to official notice of issuance to The Nasdaq Stock Market, Inc. The Purchaser shall fully cooperate with the Company with respect to such application.
          (b) The Company shall disclose in its subsequent annual report on Form 20-F or, no later than the date on which its subsequent annual report on Form 20-F is required to be filed, in English on its corporate website, that it does not follow the requirement of NASDAQ Listing Rule 4350(i) and include a brief statement of the Cayman Islands practice it follows in lieu of that requirement. If the Company provides the disclosure only on its website, it shall state so in its annual report on Form 20-F and provide the web address at which the information may be obtained.
          (c) Prior to the Closing, the Company will submit to The NASDAQ Stock Market, Inc. a written statement from a Cayman Islands counsel certifying that the Company’s practices, including in particular practices not in compliance with the matters described in NASDAQ Listing Rule 4350(i), are not prohibited by the Laws of the Cayman Islands.
          (d) Within thirty (30) Business Days after the Closing Date, the Company shall file a registration statement with the SEC on Form F-3 under the Securities Act covering all of the Subscription Shares.
          SECTION 5.02. Lock-Up Arrangement. During a period of six (6) months from the Closing Date, the Purchaser shall not, without the prior written consent of the Company, directly or indirectly, (i) issue, sell, offer or agree to sell, grant any option for the sale of, or otherwise transfer or dispose of, any Ordinary Shares, (ii) offer, pledge, encumber, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise transfer or dispose of any Ordinary Shares or (iii) enter into any swap or other agreement or any transaction that transfers, in whole or in part, the economic consequences of ownership of any Ordinary Shares, whether any such swap or transaction described in clause (ii) or (iii) above is to be settled by delivery of Ordinary Shares or such other securities, in cash or otherwise. In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the Ordinary Shares owned by the Purchaser.
          SECTION 5.03. Further Action. The parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and the Registration Rights Agreement and consummate and make effective the transactions contemplated hereby and thereby.

ARTICLE VI
CONDITIONS TO CLOSING
          SECTION 6.01. Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:
     (a) Representations, Warranties and Covenants. (i) the representations and warranties of the Purchaser contained in this Agreement (A) that are not qualified as to “materiality” shall be true and correct in all material respects as of the Closing and (B) that are qualified as to “materiality” shall be true and correct as of the Closing, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such other date, and (ii) the covenants and agreements contained in this Agreement to be complied with by the Purchaser on or before the Closing shall have been complied with in all material respects;
     (b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or the Registration Rights Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions;
     (c) Delivery of Cayman Legal Opinion. Cayman counsel for the Company shall have completed delivery of a legal opinion to The Nasdaq Stock Market, Inc. that affirms that Cayman law does not require shareholder approval for a sale of the Ordinary Shares at a discount to a related party of the Company; and
     (d) Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Subscription Shares pursuant to this Agreement shall be obtained and effective as of the Closing.
          SECTION 6.02. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver, at or prior to the Closing, of each of the following conditions:
     (a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company contained in this Agreement (A) that are not qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all material respects as of the Closing and (B) that are qualified as to “materiality” or “Material Adverse Effect” shall be true and correct as of the Closing, other than such representations and warranties that are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such other date, and (ii) the covenants and agreements contained in this Agreement to be complied with by the Company at or before the Closing shall have been complied with in all material respects;
     (b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement or the Registration Rights Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions;
     (c) Financing. The Purchaser shall have obtained financing on terms acceptable to it in its sole discretion and sufficient to enable it to consummate the transactions contemplated by this Agreement; and
     (d) LAS Notification. An LAS notification with respect to the issuance and sale of the Subscription Shares shall have been filed with The Nasdaq Stock Market, Inc.
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
          SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Closing:
     (a) by either the Company or the Purchaser if the Closing shall not have occurred by November 15, 2009; provided, however, that the right to terminate this Agreement under this Section 7.01(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;
     (b) by either the Purchaser or the Company in the event that any Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement shall have become final and nonappealable;
     (c) by the Company if the Purchaser shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VI, which breach cannot be or has not been cured within 30 days after the giving of written notice by the Company to the Purchaser specifying such breach,
     (d) by the Purchaser if the Company shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement which would give rise to the failure of a condition set forth in Article VI, which breach cannot be or has not been cured within 30 days after the giving of written notice by the Purchaser to the Company specifying such breach; or
     (e) by the mutual written consent of the Company and the Purchaser.

          SECTION 7.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except (a) as set forth in Article VIII and (b) that nothing herein shall relieve either party from liability for any breach of this Agreement occurring prior to such termination.
ARTICLE VIII
GENERAL PROVISIONS
          SECTION 8.01. Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
          SECTION 8.02. Representations, Warranties and Agreements to Survive. All representations, warranties and agreements made by the parties hereto and contained in this Agreement or in certificates of officers of a party submitted pursuant hereto shall survive the Closing (provided that such representations and warranties shall survive only for a period of two years after the Closing) remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of the Purchaser or the Company or any Person controlling any of them and (ii) delivery of and payment for the Subscription Shares.
          SECTION 8.03. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.03):
          (a) if to the Company:
20/F Beijing Ideal International Plaza
No. 58 Northwest 4th Ring Road
Haidian District, Beijing, 100080
People’s Republic of China
Fax: (8610)-82607167
Attention: Chair of the Audit Committee
with a copy to:
Orrick Herrington & Sutcliffe
1000 Marsh Road,
Menlo Park, CA 94024

Fax: 1-650-614-7401
Attention: David C. Lee
          (b) if to the Purchaser:
20/F Beijing Ideal International Plaza
No. 58 Northwest 4th Ring Road
Haidian District, Beijing, 100080
People’s Republic of China
Fax: (8610)-82607167
Attention: Chief Executive Officer
with a copy to:
Shearman & Sterling LLP
12th Floor East Tower, Twin Towers
B-12 Jianguomenwai Dajie
Beijing, 100022 China
Attention: Lee Edwards
Fax: (8610) 6563-6000
          SECTION 8.04. Public Announcements. The Purchaser shall not issue any press release or otherwise make any public statements with respect to this Agreement and the Registration Rights Agreement or the transactions contemplated hereby and thereby without the prior written consent of the Company.
          SECTION 8.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.
          SECTION 8.06. Entire Agreement. This Agreement and the Registration Rights Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between the Company and the Purchaser with respect to the subject matter hereof and thereof.
          SECTION 8.07. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Company and the Purchaser (which consent may be granted or withheld in the sole discretion of the Company or the Purchaser), as the case may be.

          SECTION 8.08. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Company and the Purchaser or (b) by a waiver in accordance with Section 8.09.
          SECTION 8.09. Waiver. Either party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.
          SECTION 8.10. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.
          SECTION 8.11. Currency. Unless otherwise specified in this Agreement, all references to “$”, currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.
          SECTION 8.12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.
          SECTION 8.13. Waiver of Jury Trial. Each of the parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereby (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and

(b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 8.13.
          SECTION 8.14. Counterparts. This Agreement may be executed and delivered (including by facsimile and electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

          IN WITNESS WHEREOF, the Company and the Purchaser have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SINA CORPORATION
By:	/s/ Ter-Fung Tsao
	Name:	Ter-Fung Tsao
	Title:	Director

NEW-WAVE INVESTMENT HOLDING COMPANY LIMITED
By:	/s/ Charles Chao
	Name:	Charles Chao
	Title:	Director

Execution Copy
LETTER AMENDMENT
September 23, 2009
SINA CORPORATION
20/F Beijing Ideal International Plaza
No. 58 Northwest 4th Ring Road
Haidian District, Beijing, 100080
People’s Republic of China
Attention: Chair of the Audit Committee
Dear Mr. Tsao:
          Reference is made to (i) the Share Subscription Agreement, dated as of September 22, 2009 (the “Subscription Agreement”) between SINA CORPORATION, a Cayman Islands corporation (the “Company”), and NEW-WAVE INVESTMENT HOLDING COMPANY LIMITED, a British Virgin Islands corporation (the “Purchaser”), and (ii) the Registration Rights Agreement (the “Registration Rights Agreement”, together with the Subscription Agreement, the “Transaction Agreements”), dated as of September 22, 2009, between the Company and the Purchaser.
          Pursuant to and in accordance with Section 8.08 of the Subscription Agreement and Section 12(c)(i) of the Registration Rights Agreement, the Purchaser and the Company hereby agree that the Transaction Agreements are amended as follows:
      All references to “September 22, 2009” in the Transaction Agreements shall be deleted in its entirety and be replaced with “September 21, 2009.”
          Except as specifically set forth above, the terms and conditions of the Transaction Agreements shall remain unchanged and in full force and effect, and are hereby ratified and confirmed in all respects.
          This letter amendment shall be governed by, and construed in accordance with, the laws of the State of New York.
          This letter amendment may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same instrument. This letter amendment may be executed and delivered in counterpart signature pages executed and delivered via electronic or facsimile transmission, and any such counterpart executed and delivered via electronic or facsimile transmission shall be deemed an original for all intents and purposes.

Very truly yours, NEW-WAVE INVESTMENT HOLDING COMPANY LIMITED
By:	/s/ Charles Chao
	Name:	Charles Chao
	Title:	Director

This letter amendment is hereby agreed and
accepted as of the date first set forth above by:

SINA CORPORATION
By:	/s/ Ter-Fung Tsao
	Name:	Ter-Fung Tsao
	Title:	Director

AMENDMENT AGREEMENT
          AMENDMENT (this “Amendment”), effective as of November 14, 2009, to the Share Subscription Agreement, dated as of September 21, 2009 (the “Agreement”) between SINA CORPORATION, a company organized under the laws of the Cayman Islands (the “Company”), and NEW-WAVE INVESTMENT HOLDING COMPANY LIMITED, a company organized under the laws of the British Virgin Islands (the “Purchaser”). Capitalized terms used but not defined herein shall have the meanings attributed to such terms in the Agreement.
WITNESSETH:
          WHEREAS, the Company and the Purchaser have entered into the Agreement; and
          WHEREAS, pursuant to and in accordance with Section 8.08 of the Agreement, the Company and the Purchaser wish to amend the Agreement as set forth in this Amendment.
          NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Company and the Purchaser hereby agree as follows:
          Section 1. Amendment. The parties hereto hereby agree that the reference to “November 15, 2009” in Section 7.01(a) of the Agreement shall be amended to “December 1, 2009”. Except as specifically set forth herein, the terms and conditions of the Agreement shall remain unchanged and in full force and effect, and are hereby ratified and confirmed in all respects.
          Section 2. Entire Agreement. This Amendment constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, between the Company and the Purchaser with respect to the subject matter hereof and thereof.
          Section 3. Assignment. This Amendment may not be assigned by operation of law or otherwise without the express written consent of the Company and the Purchaser (which consent may be granted or withheld in the sole discretion of the Company or the Purchaser), as the case may be.
          Section 4. No Third Party Beneficiaries. This Amendment shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Amendment.
          Section 5. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York. All Actions arising out of or relating to this Amendment shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The

City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising out of or relating to this Amendment brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Amendment or the transactions contemplated by this Amendment may not be enforced in or by any of the above-named courts.
          Section 6. Waiver of Jury Trial. Each of the parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Amendment or the transactions contemplated hereby. Each of the parties hereby (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Amendment and the transactions contemplated by this Amendment, as applicable, by, among other things, the mutual waivers and certifications in this Section 7.
          Section 8. Counterparts. This Amendment may be executed and delivered (including by facsimile and electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.
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          IN WITNESS WHEREOF, the Company and the Purchaser have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

SINA CORPORATION
By:	/s/ Ter-Fung Tsao
	Name:	Ter-Fung Tsao
	Title:	Director

NEW-WAVE INVESTMENT HOLDING COMPANY LIMITED
By:	/s/ Charles Chao
	Name:	Charles Chao
	Title:	Director

[Signature Page to Amendment to Subscription Agreement]